AMENDED AND RESTATED TAX ALLOCATION AGREEMENT


     AGREEMENT dated as of this 1st day of May, 2000, by and among Horizon Telcom, Inc. (hereinafter referred to as "Parent") and its Subsidiaries: The Chillicothe Telephone Company, Horizon Personal Communications, Inc. ("PerCom"), United Communications, Inc., Horizon Services, Inc. and Horizon, PCS, Inc. ("PCS") (hereinafter collectively referred to as "Subsidiaries" or individually sometimes as "Subsidiary").

                                   WITNESSETH

     WHEREAS, the parties hereto are members of an affiliated group (Affiliated Group) as defined in Code Section 1504(a); and WHEREAS, the Affiliated Group was formed on January 1, 1996 and is a successor to The Chillicothe Telephone Company affiliated group under Treasury Regulation Section 1.1502-75(d); and

     WHEREAS, in 1997, Parent and certain of the Subsidiaries entered into a Tax Allocation Agreement (the "Agreement"); and WHEREAS, the Affiliated Group has filed a U.S. consolidated income tax return for its 1996 tax year and for all tax years thereafter; and

     WHEREAS, pursuant to a Contribution and Exchange Agreement, Parent will transfer its shares in PerCom to PCS in exchange for shares of PCS, and certain holders of membership interests in Bright Personal Communications Services, LLC ("Bright") will transfer part of their interests in Bright to PCS in exchange for PCS shares; and a public offering of PCS shares is contemplated; the collective effect of all which could (either alone or in connection with other transactions) result in PCS and PerCom no longer being members of the Affiliated Group (the "Deconsolidation"); and

     WHEREAS, the Parent and Subsidiaries wish to amend and restate the Agreement to contemplate the aforementioned transactions; and

     NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

     1. A U.S. consolidated income tax return shall be filed by Parent for the tax year ended December 31, 1996, and for each subsequent taxable period in respect of which this Agreement is in effect and for which the Affiliated Group is required or permitted to file a consolidated tax return. Each Subsidiary, if not previously done, shall execute and file such consent, elections, and other documents that may be required or appropriate for the proper filing of such returns.

     2. a. For each accounting period, each member of the Affiliated Group shall allocate tax expenses or benefits to the members of the group for financial reporting purposes based on each member's relative contribution to the group's consolidated tax liability. Each member of the Affiliated Group shall compute its deferred tax assets and liabilities in the same manner. This method is known as the Pro Rata Method under FASB Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

          b. For each tax period, the earnings and profits of each member of the Affiliated Group shall be determined by allocating the consolidated tax liability among the members of the group in accordance with the ratio which that portion of consolidated taxable income attributable to each member of the group having taxable income bears to the sum of the taxable income of such members pursuant to Code Section 1552(a)(1).

          c. No election to allocate tax  liability  under  Treasury  Regulation
          Section 1.1502-33(d) has been made by the Affiliated Group.

          d. To the extent that the tax allocation methods under Item "a" and Item "b" are different, such differences shall be treated as a distribution or capital contribution for income tax purposes.

     3. Payment of the consolidated tax liability for a taxable period shall include the payment of estimated tax installments due for such taxable period, and each Subsidiary shall pay to Parent its share of each payment within thirty days of receiving notice of such payment from Parent, but in no event later than the due date for each such payment. Any amounts paid by a Subsidiary on account of a separate return or separate estimated tax payments that are credited against the consolidated tax liability of the Affiliated Group shall be included in determining the payments due from such Subsidiary. Any overpayment of estimated tax should be refunded to the Subsidiary.

     4. a. If for any taxable period the separate return liability of any member of the Affiliated Group, including Parent, exceeds the consolidated tax liability for such period as a result of any excess losses or tax credits of one or more members, then Parent shall pay to each such member its allocable portion of such excess amount within thirty days after the date of filing on the consolidated return for such period.

          b. Notwithstanding the provisions of Paragraph 4(a) hereof, pursuant to a Loan Agreement between the Rural Telephone Finance Cooperative (the "RTFC") and PerCom dated May 31, 2000, Parent shall pass through tax benefits in the form of cash payments to PerCom on the following dates equal to the lesser of (i) $4,522,000 by December 31, 2000; $4,619,000 by December 31, 2001; and $1,196,000 by December 31, 2002;
          or (ii) a positive dollar amount equivalent to 34% of PerCom's book net loss for such year (if any). To the extent that PerCom and/or Parent do not have final net income calculations by December 31st of any given year, such parties shall use their best efforts to provide an estimated cash payment in accordance with the payment schedule set forth in this Paragraph 4(b) by December 31st of said year; thereafter, based on the latest available tax information but in no event later than March 31st of the following year, a "true-up" calculation shall be made whereby Parent shall provide PerCom an additional cash payment in accordance with the payment schedule set forth in this Paragraph 4(b) (if the December 31st payment was underestimated) or PerCom, at Parent's option, shall provide Parent a refund payment (if the December 31st payment was overestimated). Notwithstanding the timing of any true-ups and whenever the year's final tax return is filed, Parent shall continue to be liable for any necessary payments in accordance with the payment schedule set forth in this Paragraph 4(b).

     5. If part or all of an unused loss or tax credit is allocated to a member of the Affiliated Group pursuant to Treasury Regulation Sections 1.1502-79, 1.1502-79A or 1.1502-21(b) and is carried back or forward to a year in which such member filed a separate return or a consolidated return with another affiliated group, any refund or reduction in tax liability arising from the carryback or carryover shall be retained by such member. Notwithstanding the above, Parent shall determine whether an election shall be made not to carry back part or all of a consolidated net operating loss for any tax year in accordance with Code Section 172(b)(3).

     6. If the consolidated tax liability is adjusted for any taxable period, whether by means of an amended return, claims for refund, or after a tax audit by the Internal Revenue Service, the liability of each member shall be recomputed to give effect to such adjustments, and in the case of a refund, Parent shall make payment to each member for its share of the refund, determined in the same manner as in Paragraph 2 above, within thirty days after the refund is received by Parent, and in the case of an increase in tax liability, each member shall pay to Parent its allocable share of such increased tax liability within thirty days after receiving notice of such liability from Parent.

     7. If during a consolidated return period Parent or any Subsidiary acquires or organizes another corporation that is required to be included in the consolidated return, then such corporation shall join in and be bound by this Agreement.

     8. This Agreement shall apply to the tax year ended December 31, 1996, and all subsequent taxable periods unless Parent and the Subsidiaries agree to terminate this Agreement. Notwithstanding such termination, this Agreement shall continue in effect with respect to any payment or refunds due for all taxable periods prior to termination.

     9. The consolidated tax liability of the Affiliated Group shall be determined in accordance with Treasury Regulation Section 1.1502-2 and shall include any Alternative Minimum Tax pursuant to Proposed Treasury Regulation Sections 1.1502-2(a)(ii) and 1.1502-55.

     10. The parties acknowledge that there is an excess loss account (the "ELA"), pursuant to Treasury Regulations 1.1502-19, with respect to the shares held by Parent in PerCom and that the transfer of these shares to PCS will result in Parent having an ELA with respect to its PCS shares and PCS having an ELA with respect to its PerCom shares. The parties hereby agree that notwithstanding any other provision in this Agreement that the tax attributable to the recognition of any ELA as a result of any Deconsolidation will be solely the responsibility of Parent, and Parent will not seek contribution from PerCom or PCS to pay any of the tax cost of the recognition of the ELA. Determination of the amount and the tax cost of the ELA recognition shall be accomplished by Arthur Andersen and Company and its determinations shall be final.

     11. In the event any Subsidiary (the "Deconsolidated Subsidiary") files a separate return or participates in a consolidated return with a group other than the Affiliated Group, Parent agrees to indemnify and hold harmless the Deconsolidated Subsidiary from any liability imposed pursuant to Treasury Regulation 1.1502-6, or any successor provision having similar effect, which liability is not attributable to the taxable income of the Deconsolidated Subsidiary recognized while it was a member of the Affiliated Group. The taxable income of the Deconsolidated Subsidiary for any year for which it was a member of the Group shall be determined based on the principles of Paragraph 2(b) of this Agreement.

     12. This Agreement shall be binding upon and inure to the benefit of any successor, to any of the parties hereto, to the same extent as if the successor had been an original party to the agreement.

     13. References to the Code refer to the Internal Revenue Code of 1986, as amended or superseded. References to a section of or tax under the Code includes all amendments and successor provisions corresponding to any such section or tax in force after the date of this Agreement. References to tax terms which have defined meaning under the code shall have such defined meaning.

     14. No person who is not a party hereto is intended to be a beneficiary of this Agreement; provided however, that the parties hereby agree that Lender, the RTFC, under a Loan Agreement between the RTFC and PerCom dated May 31, 2000, is an intended third party beneficiary of this Agreement and that this paragraph shall create a right and cause of action under this Agreement in and on behalf of the RTFC relating to PerCom's obligation under such Loan Agreement, to enforce the payment by Parent of its obligations to Borrower and/or PerCom, as provided for in this Agreement.

     15.  This Agreement shall be governed by the laws of the State of Ohio.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representative on the date indicted above.

Horizon Telcom, Inc.                     United Communications, Inc.

By /s/ Thomas McKell                     By /s/ Phoebe H. McKell
   ---------------------------------        ---------------------------------

Its President                            Its President



The Chillicothe Telephone Company             Horizon Services, Inc.

By /s/ Thomas McKell                     By /s/ Phoebe H. McKell
   ---------------------------------        ---------------------------------

Its President                            Its President



Horizon Personal Communications, Inc.         Horizon PCS, Inc.

By /s/ Walter A. McKell                  By /s/ Walter A. McKell
   ---------------------------------        ---------------------------------

Its President                            Its President